Exhibit 99.2

Oracle Buys Opower

Together, Oracle and Opower will Become the Largest Provider of Mission-Critical Cloud Services to the $2.3 Trillion Utilities Industry

May 2, 2016

Copyright © 2016, Oracle and/or its affiliates. All rights reserved.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Opower, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Opower, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Opower, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Opower may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Opower.

In addition, please refer to the documents that Oracle and Opower, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Opower s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document . Neither Oracle nor Opower is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Opower product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Opower’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Opower or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Opower. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Opower, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Opower will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Opower are urged to read these documents when they become available because they will contain important information that holders of Opower securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Opower at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Opower file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Opower at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Opower’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 2

The Announcement

Oracle buys Opower

Together, Oracle and Opower will become the largest provider of mission-critical cloud services to the $2.3 trillion utilities industry

About Opower

Opower is the leading provider of customer engagement and energy efficiency cloud services to utilities

Their cloud-based solutions enable over 100 global utilities, such as PG&E, Exelon and National Grid, to create a modern digital customer experience

Opower’s big data platform stores and analyzes over 600 billion meter reads from 60 million utility end-customers

Together, Oracle Utilities and Opower will provide the industry with the most complete cloud platform for the entire utility value chain, from meter to grid to end-customers

Oracle Utilities offers a complete suite of operational applications and cloud services for global electric, gas and water utilities that automate core operational processes and enable compliance

Opower offers customer engagement solutions that improve customer satisfaction, meet energy efficiency goals, and lower operational costs

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 3

The $2.3 Trillion* Utility Industry is in Transition

?Utility Customers are ?Utilities Need to Leverage Regulators are Enforcing

Demanding a Modern Smart Grid Data to and Rewarding Energy

Digital Experience Improve Operations Efficiency by Utilities

Integrated cloud-based technologies are critical to addressing these challenges

* Financial Times Market Data Sectors & Industry: Utilities, April, 2016

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 4

Utilities Need Modern Cloud-Based Solutions to Engage

Customers and Optimize Energy Saving Programs

?Inform and Empower ?Improve Call Center

Customers to Save Energy Performance

?Provide Insightful Energy ?Digitalize the Customer ?Enable Cost Effective

Data Analytics Experience Peak Energy Savings

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 5

Opower Provides the World’s Leading Cloud-Based Energy

Efficiency and Customer Engagement Platform

DEMAND MANAGEMENT CUSTOMER CARE

ENERGY DEMAND WEB SELF CALL MULTI-

CHANNEL

EFFICIENCY RESPONSE SERVICE CENTER ALERTS

PERSONALIZATION

ANALYTICS

CALL OUTAGE CUSTOMER METER PARCEL WEATHER DEMOGRAPHIC

CENTER MGMT DATA DATA DATA DATA DATA

Integrated web, mobile, and call center tools

Multi-tenant, modern cloud architecture

Configurable and powerful energy efficiency platform

Real-time demand response engine

Multi-channel, digital customer engagement solutions

Stores and analyzes 2/3rds of US smart meter data

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 6

The Most Important Utilities in the World Run Opower

Over 50% of Opower’s Customers also Run Oracle Utilities Solutions

60 million 600 billion 10 terawatt hours

utility customers engaged meter reads mined for insights of energy saved

* Customer information and logos provided by Opower

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 7

Opower Cloud Delivers Big Data Value for PG&E

Empowers End-Customers with Smart Meter Data Insights Available from Any Channel

COMPANY OVERVIEW

Pacific Gas and Electric Company is one of the largest combination natural gas and electric utilities in the United States

The company provides natural gas and electric service to approximately 16 million people throughout northern and central California

CHALLENGES

Increase customer adoption of web services

Improve customer perception of smart meters

Achieve energy efficiency goals

SOLUTIONS

Ingest, store, and analyze smart meter data for 5.6m customers

Define, run, and report on energy efficiency across 1.8m homes

Provide energy data services for 215,000 solar customers, which represent the majority of all US solar customers

Multi-channel, 24x7 interactive web tools

BENEFITS

Helped PG&E customers realize energy bill savings of $51.4m

Enabled PG&E to reduce energy demands by 543 gigawatts

Significant increase in web traffic reduced call center volume

Improved customer perception of smart meter investments

* Customer information and logos provided by Opower

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. 8

Opower Provides Consistent Customer Experience for Exelon

Reduced Peak Energy Use by 18% and Increased Customer Satisfaction

CHALLENGES

- Unify analytics across all six operating companies
- Achieve mandated efficiency and peak reduction goals
- Accelerate adoption of consumer web and mobile engagement

SOLUTIONS

- Consistent smart meter analytics across all operating companies
- Territory-wide behavioral demand response for BGE
- Energy efficiency platform for millions of homes across three states
- Enterprise-wide platform for customer web engagement

BENEFITS

- Achieved 18% peak energy use reduction with demand response
- 19% reduction in high-bill call center call volume
- Cost-effectively met regulatory goals for energy efficiency
- Improved customer satisfaction with multi-channel, 24x7 customer engagement

Exelon.

COMPANY OVERVIEW

- Exelon is a Fortune 150 company that works in every stage of the energy business: power generation, competitive energy sales, transmission and delivery
- Exelon's six utilities deliver electricity and natural gas to approximately 10 million customers through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries

* Customer information and logos provided by Opower

ORACLE

Copyright © 2016, Oracle and/or its affiliates. All rights reserved.

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Together, Oracle and Opower Will Become the Largest

Provider of Mission-Critical Cloud Services for Utilities

+ *

Web Social Mobile Email Call Center

Multi-Channel Customer Engagement Cloud Services

Energy Efficiency Enterprise Web Call Center Tools

Demand Response Digital Outbound Points and Rewards

Energy Analytics

Rating and Billing Work and Asset Management Mobile Workforce Management

Meter Data Management Financials Network Management

Mission Critical Operational Cloud Services

*Pending

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ORACLE